MAIDENFORM BRANDS, INC. REPORTS THIRD QUARTER 2008 RESULTS

Reported Net Sales Growth of 12.4% and Earnings Per Share of $0.36

Provided Financial Performance Expectations for 2008

Iselin, New Jersey, November 5, 2008—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported earnings of $0.36 per diluted share (EPS) for the third quarter of 2008 which included $0.04 per share of start-up costs related to the new women’s intimate apparel license agreement for the Donna Karan® and DKNY® brands. EPS for the third quarter of 2007 was $0.32.

Third quarter 2008 results versus third quarter 2007:

-	Net sales increased 12.4% to $112.6 million with wholesale net sales up 15.0% to $94.9 million.

•	Department stores and national chain stores channel net sales increased 10.6% to $57.3 million.
•	Mass merchants channel net sales increased 39.2% to $28.4 million.
•	Retail segment net sales remained unchanged at $17.7 million.
•	International net sales increased 17.2% to $11.6 million.

-	Consolidated gross margins decreased 210 basis points to 38.2% due to both product mix and higher wholesale net sales in the mass merchants channel versus the third quarter of 2007.

-	Total cash and cash equivalents were $37.0 million at the end of the third quarter of 2008 compared to $15.1 million at the same period last year.

Maurice S. Reznik, Chief Executive Officer, stated, “We posted solid gains in sales and profits, and our investments in channel diversification and in our market-leading shapewear franchises and new brands are working. Our differentiated brands, disciplined expense control and solid cash flow are driving profitable growth and we’re well positioned for the future despite very challenging retail conditions.”

Financial Results for Third Quarter 2008 versus Third Quarter 2007
Net sales for the third quarter of 2008 increased $12.4 million, or 12.4%, to $112.6 million driven by increased net sales in the mass merchants channel as well as higher net sales in the department stores and national chain stores channel. Wholesale segment net sales in the third quarter of 2008 increased $12.4 million, or 15.0%, to $94.9 million. Total international net sales, which are included in the wholesale segment, increased $1.7 million, or 17.2%, to $11.6 million. Retail segment net sales remained unchanged at $17.7 million in the third quarter of 2008. Maidenform’s net sales performance by channel of distribution and product mix is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel increased $5.5 million, or 10.6%, to $57.3 million in the third quarter of 2008. This increase was primarily related to the previously announced net sales shift of approximately $6.0 million from the second quarter to early in the third quarter of 2008. Despite a more challenging retail environment particularly affecting this channel of business, the Company reported solid performance in its shapewear brands driven by Flexees® Ultimate Instant Slimmer® Collection and Control ItTM, an expanded style assortment of its Lilyette® full-figure brand and ongoing replenishment from the launch of its LulehTM brand which was introduced in 2008.

Mass Merchants
Mass merchants channel net sales increased $8.0 million, or 39.2%, to $28.4 million in the third quarter of 2008. Key drivers of this increase included the expansion of Maidenform’s Sweet Nothings® brand in the shapewear category, a new branded seamless shapewear program and ongoing replenishment from the launch of the Company’s InspirationsTM brand which was introduced in 2008.

Other
Net sales in the other channel were down $1.1 million, or 10.7%, to $9.2 million in the third quarter of 2008 from lower sales to off-price and specialty retailers.

International sales, which are included in the total wholesale segment, increased $1.7 million, or 17.2%, to $11.6 million with growth primarily driven by net sales in Canada, Russia, Sweden and Mexico which more than offset sales softness in the United Kingdom market.

Retail Segment

Total retail segment net sales remained unchanged at $17.7 million in the third quarter of 2008 with same store sales down 3.3% at Maidenform’s retail outlet stores due largely to reduced customer traffic. Internet sales were up $0.5 million, or 50.0%, to $1.5 million as Maidenform’s BreakthroughTM Backless Bra continued to remain the Company’s top selling style on its e-commerce website, followed by stronger sales of shapewear and Lilyette® products. Maidenform had 76 retail outlet stores as of the end of the third quarter of 2008 compared to 78 retail outlet stores in the same year-ago period.

As a percentage of net sales, consolidated gross margins decreased 210 basis points to 38.2%, due to both customer and product mix, which included particularly strong sales in the mass merchants channel.

Consolidated selling, general and administrative expenses (SG&A) increased by $2.0 million, or 7.8%, to $27.8 million in the third quarter of 2008 with $1.5 million of start-up costs from developing and implementing the new women’s intimate apparel license agreement for the Donna Karan® and DKNY® brands. As a percentage of net sales, SG&A was 24.7% in the third quarter of 2008 compared to 25.7% in the third quarter of 2007. Additionally, third quarter expenses included higher bad debt expense associated with certain customer bankruptcies and advertising expenses to support new product launches that were partially offset with managed cost reductions across most operating departments.

Due to all of the factors described above, operating income in the third quarter of 2008 was $15.2 million, or 13.5% of net sales, compared to $14.6 million, or 14.6% of net sales, in the third quarter of 2007.

Net interest expense in the third quarter of 2008 was $1.0 million compared to $1.4 million in the third quarter of 2007. This decrease was primarily a result of the actions taken by the Company in June 2007 to refinance Maidenform’s credit facility and lower average debt outstanding.

The Company’s effective income tax rate for the third quarter of 2008 was 40.4% compared to 40.9% in the third quarter of 2007.

Net income for the third quarter of 2008 was $8.5 million and EPS was $0.36, including approximately $0.04 per share associated with start-up costs related to developing and implementing the new women’s intimate apparel license agreement for the Donna Karan® and DKNY® brands. Net income for the third quarter of 2007 was $7.8 million and EPS was $0.32.

Total cash and cash equivalents at the end of the third quarter of 2008 were $37.0 million compared to $15.1 million at the end of the third quarter of 2007. The Company’s total debt outstanding was $88.9 million as of September 27, 2008 versus $89.7 million at the end of the third quarter of 2007.

Financial Results for Year-To-Date 2008 versus Year-To-Date 2007
Net sales for the first nine months of 2008 decreased $7.6 million, or 2.3%, to $318.8 million as increased sales in the mass merchants channel was more than offset by lower sales in the department stores and national chain stores channel as well as the Company’s other channel. Wholesale segment net sales, on a year-to-date basis, decreased $9.6 million, or 3.4%, to $275.1 million, with wholesale branded sales up 1.0%. Total international net sales, which are included in the wholesale segment, increased $2.8 million, or 10.2%, to $30.2 million. Retail segment net sales for the first nine months of 2008 increased $2.0 million, or 4.8%, to $43.7 million. Same store sales for Maidenform’s retail outlet stores increased 1.5%. Internet sales increased $1.0 million, or 34.5%, to $3.9 million on a year-to-date basis. The Company’s net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross margins, on a year-to-date basis, decreased 30 basis points to 38.5%, as a result of the effect of customer and product mix which included continued strong sales in the mass merchants channel.

Year-to-date operating income was $41.3 million and 13.0% of net sales versus $55.3 million and 16.9% of net sales for the first nine months of 2007 (15.1% excluding a pension curtailment gain of $6.1 million in the first quarter of 2007).

Net income for the first nine months of 2008 was $22.3 million, and EPS was $0.95, including $0.05 per share of start-up costs related to the new women’s intimate apparel license agreement for the Donna Karan® and DKNY® brands. Net income for the first nine months of 2007 was $27.9 million and EPS was $1.15, including $0.09 per share from a pension curtailment gain and deferred financing costs associated with the refinancing of the Company’s credit facility.

Business Update on New Donna Karan® and DKNY® Women’s Intimate Apparel License
As announced on May 6, 2008, Maidenform entered into an exclusive worldwide women’s intimate apparel license agreement for the Donna Karan® and DKNY® brands commencing on January 1, 2009. The Company expects to begin shipping product to customers in early January 2009. Maidenform continues to project that this business will add approximately 5% to the Company’s net sales growth in 2009 and will provide a new channel of distribution to high-end department and specialty stores. Initially, gross margins are expected to be generally in line with Maidenform’s department store business. The Company believes this license relationship will have strong long-term sales growth and gross margin expansion opportunities, particularly internationally.

Financial Performance Expectations for 2008

-
Full year net sales in a range of flat to down 1% versus 2007; compared to previous guidance of net sales in a range of down 1% to up 1% with the lower end of the previous range reflecting the elimination of sales resulting from the bankruptcies of Mervyns and Boscov’s.

-
Full year gross margins of 38.2% to 38.4%; compared to previous guidance for full year gross margins of 38.5% to 39.0% and adjusted to reflect increased promotional activity in the fourth quarter 2008.

-
Full year EPS of $1.17 to $1.21, including $0.06 per diluted share for start-up investment in the Company’s Donna Karan® and DKNY® business and $0.02 per diluted share for one-time costs associated with the retirement of Maidenform’s previous CEO. This compares to previous EPS guidance of $1.22 to $1.30, with the lower end of the previous range reflecting a loss of sales to Mervyns and Boscov’s and further adjusted to reflect the aforementioned fourth quarter increase in promotional activity and CEO retirement costs.

Conference Call Information
Maidenform will host a conference call and webcast this morning, Wednesday, November 5, 2008 at 8:30 am ET to discuss its third quarter 2008 results, in addition to providing an update on its business. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.” The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through November 19, 2008 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 41729229.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During its 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Control ItTM, LulehTM, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates®, Self Expressions® and InspirationsTM. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Financial Officer & Chief Operating Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; the sufficiency of cash to fund operations and capital expenditures; and the influence of adverse changes in general economic conditions.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	September 27, 2008	December 29, 2007
Assets
Current assets
Cash and cash equivalents	$37,010	$16,602
Accounts receivable, net	52,127	45,775
Inventories	63,118	69,041
Deferred income taxes	10,937	11,015
Prepaid expenses and other current assets	9,668	7,497
Total current assets	172,860	149,930
Property, plant and equipment, net	18,660	19,992
Goodwill	7,162	7,884
Intangible assets, net	97,647	98,518
Other non-current assets	3,575	3,327
Total assets	$299,904	$279,651

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	32,210	36,022
Accrued expenses and other current liabilities	20,982	21,620
Total current liabilities	54,292	58,742
Long-term debt	87,800	88,625
Deferred income taxes	25,592	21,718
Other non-current liabilities	9,746	10,949
Total liabilities	177,430	180,034

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,430,530 outstanding at September 27, 2008
and 23,488,357 shares issued and 22,357,292 outstanding at December 29, 2007	235	235
Additional paid-in capital	61,063	60,919
Retained earnings	75,817	53,526
Accumulated other comprehensive income	264	872
Treasury stock, at cost (1,057,827 shares at September 27, 2008 and 1,131,065 shares
at December 29, 2007)	(14,905)	(15,935)
Total stockholders’ equity	122,474	99,617
Total liabilities and stockholders’ equity	$299,904	$279,651

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Net sales	$112,586	$100,189	$318,755	$326,382
Cost of sales	69,513	59,784	195,906	199,539
Gross profit	43,073	40,405	122,849	126,843
Selling, general and
administrative expenses	27,880	25,788	81,575	71,527
Operating income	15,193	14,617	41,274	55,316

Interest expense, net	1,014	1,454	3,326	7,721
Income before provision
for income taxes	14,179	13,163	37,948	47,595
Income tax expense	5,734	5,384	15,657	19,742
Net income	$8,445	$7,779	$22,291	$27,853
Basic earnings per common share	$0.38	$0.34	$1.00	$1.21
Diluted earnings per common share	$0.36	$0.32	$0.95	$1.15
Basic weighted average number of
shares outstanding	22,428,698	22,886,961	22,386,561	22,959,770
Diluted weighted average number of
shares outstanding	23,461,633	24,023,720	23,443,488	24,121,711

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	September 27, 2008	September 29, 2007
Cash flows from operating activities
Net income	$22,291	$27,853
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	2,690	2,212
Amortization of intangible assets	871	871
Amortization of deferred financing costs	142	2,852
Stock-based compensation	1,117	1,783
Deferred income taxes	3,874	5,666
Excess tax benefits related to stock-based compensation	(60)	(536)
Pension plan curtailment gain	-	(6,099)
Bad debt expense	1,102	-
Net changes in operating assets and liabilities
Accounts receivable	(7,454)	(8,697)
Inventories	5,923	(10,687)
Prepaid expenses and other current and
non-current assets	(235)	(535)
Accounts payable	(3,812)	14,977
Accrued expenses and other current and
non-current liabilities	(976)	3,085
Income taxes payable	(2,160)	(466)
Net cash from operating activities	23,313	32,279
Cash flows from investing activities
Capital expenditures	(1,358)	(4,499)
Net cash from investing activities	(1,358)	(4,499)
Cash flows from financing activities
Term loan borrowings	-	100,000
Term loan repayments	(825)	(120,275)
Borrowings under revolving loan	-	5,000
Repayments under revolving loan	-	(5,000)
Proceeds from stock options exercised	151	347
Excess tax benefits related to stock-based compensation	60	536
Payments of employee withholding taxes related to equity awards	(73)	-
Purchase of common stock for treasury	-	(7,010)
Payments of capital lease obligations	(135)	(76)
Deferred financing costs	-	(1,078)
Net cash from financing activities	(822)	(27,556)
Effects of exchange rate changes on cash	(725)	238
Net increase in cash	20,408	462
Cash and cash equivalents
Beginning of period	16,602	14,617
End of period	$37,010	$15,079

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$3,760	$5,962
Income taxes	$13,402	$13,376

Supplemental schedule of non-cash investing and financing activities
Equipment acquired with capital lease obligations	$-	$470

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	September 27,	September 29,	$	%
	2008	2007	change	change
	(in millions)
Department stores and
national chain stores	$57.3	$51.8	$5.5	10.6%
Mass merchants	28.4	20.4	8.0	39.2
Other	9.2	10.3	(1.1)	(10.7)
Total wholesale	94.9	82.5	12.4	15.0

Retail	17.7	17.7	-	-

Total consolidated net sales	$112.6	$100.2	$12.4	12.4%

	Nine months ended
	September 27,	September 29,	$	%
	2008	2007	change	change
	(in millions)
Department stores and
national chain stores	$163.1	$173.5	$(10.4)	(6.0%)
Mass merchants	87.2	74.5	12.7	17.0
Other	24.8	36.7	(11.9)	(32.4)
Total wholesale	275.1	284.7	(9.6)	(3.4)

Retail	43.7	41.7	2.0	4.8

Total consolidated net sales	$318.8	$326.4	$(7.6)	(2.3%)

	Three months ended		Nine months ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007 (1)	2008	2007 (1)
Bras	58%	64%	64%	71%
Shapewear	33	27	29	22
Panties	9	9	7	7
	100%	100%	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to the current year presentation.

Exhibit 2
DILUTED EARNINGS PER SHARE GAAP TO NON-GAAP RECONCILIATION SCHEDULE
(unaudited)

					Full Year
	Three months ended		Nine months ended		2008 guidance range		Year ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007	From	To	December 29, 2007

Reported diluted earnings per share	$0.36	$0.32	$0.95	$1.15	$1.17	$1.21	$1.43
Adjustments:
Deferred financing costs (i)	-	-	-	0.06	-	-	0.06
Pension curtailment gain (ii)	-	-	-	(0.15)	-	-	(0.16)
Start-up costs (iii)	0.04	-	0.05	-	0.06	0.06	-
Chief Executive Officer retirement	-	-	-	-	0.02	0.02	-
Non-gaap diluted earnings per share	$0.40	$0.32	$1.00	$1.06	$1.25	$1.29	$1.33

(i) Expensing deferred financing costs as a result of refinancing the Company's credit facility.
(ii) Maidenform's pension plan was frozen effective January 1, 2007 for current employee participants and closed to new entrants. In connection with this freeze, the Company recognized a non-cash curtailment gain.

(iii) Start-up costs associated with developing and implementing the worldwide women's intimate apparel license agreement for the Donna Karan® and DKNY® brands.

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